Exhibit 4.1

PURCHASE MONEY NOTE

Thirty Five Billion Dollars

$ 35,000,000,000	March 27, 2023

FOR VALUE RECEIVED, First–Citizens Bank & Trust Company, a North Carolina – chartered bank (herein referred to as the “Issuer” and in other PA Financing Transaction Documents as the “Company”), hereby unconditionally promises to pay to the order of the Federal Deposit Insurance Corporation (in any capacity, the “FDIC”), as receiver for Silicon Valley Bridge Bank, National Association (the FDIC, in such capacity, the “Receiver”), or its successors and registered assigns (the “Holder”), the principal sum of $35,000,000,000 (Thirty Five Billion United States Dollars), and interest thereon at the rates and at the times provided herein.

The principal and interest on this Purchase Money Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. This Purchase Money Note is one of the Purchase Money Notes referred to in, and is entitled to the security, protections and benefits afforded by, (i) that certain Security Agreement to be entered into after the date hereof, after good faith negotiations between the Issuer and the Receiver, by and among the Issuer, the Receiver, as PMN Designee and as Collateral Agent (as amended, supplemented or restated from time to time, and including any substantially similar agreement entered into by the parties thereto, the “Security Agreement”), and (ii) the Custodial and Paying Agency Agreement, if applicable (as defined in the Security Agreement). This Purchase Money Note is fully recourse to the Issuer. Unless otherwise defined herein, capitalized terms used in this Purchase Money Note have the meanings provided in, or by reference in the Security Agreement.

The entire outstanding principal amount of this Purchase Money Note shall be due and payable on March 27, 2028 (the “Maturity Date”), or such earlier date as such amount shall become due and payable pursuant to the terms of this Purchase Money Note.

The Issuer will pay interest monthly in arrears on this Purchase Money Note at the Note Interest Rate (defined below) on each Distribution Date on the principal amount of this Purchase Money Note outstanding from time to time. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. As used herein, “Note Interest Rate” shall mean a rate per annum equal to three and one-half percent (3.50%). Notwithstanding the foregoing, should the Issuer fail to pay any interest as and when due hereunder, such interest shall accrue interest at the Note Interest Rate plus two hundred basis points (2.00%) per annum. Interest hereunder shall continue to accrue after the commencement by or against the Issuer of any proceeding under any Debtor Relief Law naming the Issuer as a debtor therein, regardless of whether such interest is an allowed claim in such proceeding.

Notwithstanding anything to the contrary in any Custodial and Paying Agency Agreement and except as otherwise provided herein, any and all payments by the Issuer to or for the account of the Holder or its successors and assigns, including any person that holds a participatory interest in this Purchase Money Note (the Holder, its successors and assigns, and any person that holds a participatory interest in this Purchase Money Note is referred to herein as a “Participating Holder”), on this Purchase Money Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto (collectively “Taxes”), except as required by any Law. If the Issuer shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under this Purchase Money Note to a Participating Holder, (i) the Issuer shall make such deductions (to the extent not deducted by the Paying Agent under the Custodial and Paying Agency Agreement, if applicable), (ii) if such Tax is an Indemnified Tax (as defined below), then an additional amount shall be payable (such additional amount, a “Withholding Tax Gross-Up Payment”) so that after making all required deductions (including deductions applicable to the Withholding Tax Gross-Up Payment), the Participating Holder receives the amount equal to the sum it would have received had no such deductions been made, (iii) the Issuer shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Issuer shall furnish to such Participating Holder the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Participating Holder. An “Indemnified Tax” in the case of each Participating Holder, is any Tax other than the following: (A) Taxes imposed on or measured by its net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such Participating Holder, as the case may be, is organized, is a resident of, maintains a lending office or is otherwise engaged in trade or business, and all liabilities (including additions to tax, penalties and interest) with respect thereto; (B) any Taxes that are solely attributable to such Participating Holder’s failure to deliver a Withholding Certificate (as defined below) in accordance with the terms hereof; (C) any withholding Taxes imposed on amounts payable to a Participating Holder at the time such Participating Holder acquires an interest in this Purchase Money Note, except to the extent that such Participating Holders’s assignor (if any) was entitled, at the time of assignment, to receive a Withholding Tax Gross-Up Payment from the Issuer with respect to such Taxes pursuant to this paragraph, and (D) any withholding Taxes imposed under Section 1471 through 1474 of the Internal Revenue Code of 1986, and any current or future regulations or official interpretations thereof. If the Issuer fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to any Participating Holder the required receipts or other required documentary evidence, the Issuer shall indemnify such Participating Holder for any incremental taxes, interest or penalties that may become payable by such Participating Holder arising out of such failure to the extent that such amounts were previously not paid to such Participating Holder.

Notwithstanding anything to the contrary in any Custodial and Paying Agency Agreement, the Issuer agrees to indemnify each Participating Holder for (i) the full amount of Indemnified Taxes (including any Taxes imposed or asserted by any jurisdiction on a Withholding Tax Gross-Up Payment) paid by such Participating Holder and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority; provided that such Participating Holder provides the Issuer with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payments required pursuant to the preceding sentence shall be made within thirty (30) days after the date such Participating Holder makes a demand therefor.

Any Participating Holder that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder shall deliver to the Issuer such properly completed and executed documentation in a form reasonably acceptable to the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding (any such documentation, a “Withholding Certificate”). In addition, a Participating Holder shall deliver such Withholding Certificates promptly upon the invalidity of any Withholding Certificate previously delivered by such Participating Holder. A Participating Holder shall promptly notify the Issuer at any time it determines that any previously delivered Withholding Certificate no longer applies. Notwithstanding anything to the contrary in this paragraph, the completion, execution and submission of such documentation shall not be required if in the Participating Holder’s reasonable judgment such completion, execution or submission would subject such Participating Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Participating Holder.

This Purchase Money Note is subject to prepayment, and shall be prepaid, from time to time in accordance with the terms of the Custodial and Paying Agency Agreement, if applicable. In addition to the foregoing, the principal of this Purchase Money Note may be prepaid by the Issuer at any time or from time to time, in whole or in part, but only on a Distribution Date and only upon at least twenty (20) days prior written notice to the Holder with respect to partial prepayments, and upon at least ten (10) days prior written notice with respect to prepayments in full, provided that any such prepayment shall be accompanied by the payment in full of (x) all overdue interest hereunder (and interest accrued on such overdue interest) and (y) accrued and unpaid interest (other than the amount described in clause (x)) on the principal amount being prepaid. Any amount repaid or prepaid pursuant to this Purchase Money Note may not be reborrowed.

The Holder, by acceptance of this Purchase Money Note, covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the rights of the Issuer pursuant to the Custodial and Paying Agency Agreement or any other PA Financing Transaction Document or under any certificate or other writing delivered in connection therewith, against the Paying Agent or its Affiliates.

Payments on this Purchase Money Note, whether by the Issuer or the Paying Agent, will be made by wire transfer of immediately available funds to such account as may be specified by the Holder to the Paying Agent in writing from time to time or, at the option of the Holder, by check to such address as the Holder shall have designated in writing to the Paying Agent from time to time, in each case without the presentation or surrender of this Purchase Money Note or the making of any notation hereon. Notwithstanding the foregoing, the final payment on this Purchase Money Note will be made only upon presentation and surrender of this Purchase Money Note at the office or agency maintained for that purpose by the Paying Agent in New

York, New York or at any other office or agency of the Paying Agent. If any payment of principal of, or any other amount owed by the Issuer pursuant to, this Purchase Money Note becomes due and payable on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day (unless such Business Day would occur after the Maturity Date, in which case such due date shall be the immediately preceding Business Day).

This Purchase Money Note is a registered note and may be transferred only upon surrender to the Paying Agent (with concurrent written notice to the Company of the requested transfer) of this Purchase Money Note for registration and transfer, duly endorsed by, or accompanied by a written instrument of transfer duly executed by, the registered holder hereof or its attorney duly authorized in writing. Upon surrender of this Purchase Money Note as above provided, together with the name, address and other information for notices of the transferee, the Paying Agent shall promptly register the transfer, record the transfer on this Purchase Money Note and deliver the same to the transferee. A transfer of this Purchase Money Note shall be effective upon registration of the transfer by the Paying Agent. Prior to registration of such a transfer, the Person in whose name this Purchase Money Note is registered shall be deemed the owner and Holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary.

Upon request by a transferee of this Purchase Money Note that a new Purchase Money Note be issued or upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Purchase Money Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or (b) in the case of a request by a transferee that a new Purchase Money Note be issued or in the case of mutilation, upon surrender and cancellation of the Purchase Money Note, within two (2) Business Days thereafter, the Issuer shall execute and deliver, in lieu thereof, a new Purchase Money Note on terms substantially similar to those set forth herein.

The Paying Agent, the Issuer and any agent of any of the foregoing, may treat the Person in whose name this Purchase Money Note is registered as the owner and Holder hereof for all purposes, and none of the foregoing shall be affected by notice to the contrary.

Upon the occurrence of an Event of Default, the PMN Designee may declare all of the Purchase Money Notes (including without limitation this Purchase Money Note) to be immediately due and payable, by a notice in writing to the Issuer, and upon any such declaration the unpaid principal amount of, and all accrued and unpaid interest on, all of the Purchase Money Notes (including without limitation this Purchase Money Note), together with all other accrued and unpaid amounts in respect thereof through the date of acceleration, shall become immediately due and payable without the necessity of any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer; provided, however, that with respect to an Event of Default resulting from the occurrence of an Insolvency Event enumerated in any of clauses (i) through (vi), or clause (ix), of the definition thereof, the unpaid principal amount of, all accrued and unpaid interest on, and all such other amounts in respect of, this Purchase Money Note shall automatically become immediately due and payable without further act of the PMN Designee or the Holder.

The Issuer shall pay to the Holder such additional amounts as shall be sufficient to pay the Holder’s actual and reasonable costs and expenses of collection, including without limitation reasonable and documented attorneys’ fees.

To the extent that any payment by or on behalf of the Issuer is made to the Holder, and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

No delay, omission or waiver on the part of the Holder or the PMN Designee in exercising any right pursuant to this Purchase Money Note shall operate as a waiver of such right or any other right of the Holder or the PMN Designee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Except as otherwise set forth herein, the rights and remedies of the Holder and the PMN Designee are cumulative and not exclusive of any rights or remedies the Holder or the PMN Designee would otherwise have.

The Note Holder, by its acceptance hereof, hereby consents and agrees to the terms of Articles X and XII of the Security Agreement as if set forth herein.

The Issuer’s obligations pursuant to this Purchase Money Note are absolute and unconditional and shall not be affected by any circumstance whatsoever, and the Issuer hereby agrees to make, or cause any Paying Agent to make, all payments pursuant to this Purchase Money Note in full and when due, whether in respect to principal, interest or any other amount owed by the Issuer pursuant to this Purchase Money Note, without notice, demand, counterclaim, setoff, deduction, defense, abatement, suspension, limitation, deferment, diminution, recoupment or other right that the Issuer may have against the Holder or any other Person, and free of any restriction or condition, and the Issuer hereby waives and agrees not to assert any defense (other than payment in accordance with the terms hereof), right of counterclaim, set off or recoupment, or other right which it may have against the Holder or any other Person.

(i) All notices, requests, demands, and other communications required or permitted to be given or delivered under or by reason of the provisions of this Purchase Money Note shall be made in accordance with Article XVIII of the Custodial and Paying Agency Agreement.

In case any one or more of the provisions hereof should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

This Purchase Money Note shall bind the Issuer and the successors of the Issuer, and the term “Issuer” herein shall include the successors of the Issuer.

The terms of this Purchase Money Note may be amended from time to time only by, but may be amended by, the written agreement of the Company and the PMN Designee. Anything in this Purchase Money Note to the contrary notwithstanding, the Consent to Jurisdiction Provisions hereof inures to the benefit of, and is enforceable by (without limitation), the FDIC in its corporate capacity, and said Consent to Jurisdiction Provisions may not be modified or waived in relation to the “FDIC” without the prior written consent of the FDIC in its corporate capacity.

Each of the Issuer and, by its acceptance hereof, the Holder, agrees and elects that, in accordance with Section 5-1401 of the General Obligations Law of State of New York, this Purchase Money Note is to be governed by and construed in accordance with the law of the State of New York, excluding any conflict of laws rule or principle that might refer the governance or the construction of this Purchase Money Note to the law of another jurisdiction, and each of the Issuer and, by its acceptance hereof, the Holder unconditionally and irrevocably waives any claim to assert that the laws of any other jurisdiction govern this Purchase Money Note.

(a) Each of the Issuer and, by acceptance of this Purchase Money Note (with respect only to paragraphs (a)(iii) and (a)(iv) below, and then only if the Holder is not the FDIC), the Holder, in each case for itself and its Affiliates, irrevocably and unconditionally:

(i) consents to the jurisdiction of the United States District Court for the Southern District of New York and to the jurisdiction of the United States District Court for the District of Columbia for any suit, action or proceeding against it or any of its Affiliates commenced by any Holder arising out of, relating to, or in connection with this Purchase Money Note or any other PA Financing Transaction Document, and waives any right to:

(A) remove or transfer such suit, action or proceeding to any court or dispute-resolution forum other than the court in which the Holder files the suit, action or proceeding without the consent of the Holder;

(B) assert that venue is improper in either the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia; or

(C) assert that the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia is an inconvenient forum.

(ii) consents to the jurisdiction of the Supreme Court of the State of New York for any suit, action or proceeding against it or any of its Affiliates commenced by the Holder arising out of, relating to, or in connection with this Purchase Money Note or any PA Financing Transaction Document, and waives any right to:

(A) remove or transfer such suit, action or proceeding to any other court or dispute-resolution forum without the consent of the Holder;

(B) assert that venue is improper in the Supreme Court of the State of New York; or

(C) assert that the Supreme Court of the State of New York is an inconvenient forum.

(iii) agrees to bring any suit, action or proceeding by it, or any of its Affiliates against the FDIC (including the FDIC as Receiver) arising out of, relating to, or in connection with this Purchase Money Note or any PA Financing Transaction Document in only either the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia, and waives any right to remove or transfer such suit, action or proceeding to any other court or dispute-resolution forum without the consent of the FDIC, and agrees to consent thereafter to transfer of the suit, action or proceeding to either the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia at the option of the FDIC; and

(iv) agrees, if the United States District Court for the Southern District of New York and the United States District Court for the District of Columbia both lack jurisdiction to hear a suit, action or proceeding falling within paragraph (a)(iii) above, to bring that suit, action or proceeding in only the Supreme Court of the State of New York, and waives any right to remove or transfer such suit, action or proceeding to any other court or dispute-resolution forum without the consent of the FDIC.

(b) The Issuer, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally agrees that any final judgment entered against it in any suit, action or proceeding falling within paragraph (a) above may be enforced in any court of competent jurisdiction.

(c) Subject to the provisions of paragraph (d), the Issuer, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to paragraph (a) or paragraph (b) above may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices set forth in the Custodial and Paying Agency Agreement; provided, however, that nothing contained in this paragraph (c) shall affect the right of any party to serve process in any other manner permitted by Law.

(d) Nothing in paragraph (a), paragraph (b) or paragraph (c) above shall constitute consent to jurisdiction in any court by the FDIC, other than as expressly provided in paragraph (a)(iii) and paragraph (a)(iv) above, or in any way limit the FDIC’s right to remove, transfer, seek to dismiss, or otherwise respond to any suit, action, or proceeding against it in any forum.

The preceding paragraphs (a), (b), (c) and (d) of this Purchase Money Note may be referred to herein collectively as the “Consent to Jurisdiction Provisions”.

The terms of this Purchase Money Note may be amended from time to time only by the written agreement of the Issuer and the Holder.

EACH OF THE ISSUER AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS PURCHASE MONEY NOTE AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

This Purchase Money Note may be exchanged for Global Notes as set forth in the Custodial and Paying Agency Agreement.

Title to the Purchase Money Notes shall pass by registration in the Purchase Money Notes Register kept by the Purchase Money Notes Registrar, which initially shall be the Paying Agent.

No service charge shall be made for registration of transfer or exchange of this Purchase Money Note, but the Paying Agent may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or by facsimile or other authorized electronic means, as of the date first shown above.

FIRST–CITIZENS BANK & TRUST COMPANY
a North Carolina – chartered bank

By:	/s/Jeff Ward
Name:	Jeff Ward
Title:	Chief Strategy Officer

[Signature Page to Purchase Money Note]

ASSIGNMENT FORM

For value received ______________________________________

does hereby sell, assign and transfer unto

____________________________

____________________________

Please insert social security or

other identifying number of assignee

Please print or type name

and address, including zip code,

of assignee:

_____________________________________________________

_____________________________________________________

_____________________________________________________

_____________________________________________________

the within Purchase Money Note and does hereby irrevocably constitute and appoint

______________ as an Attorney-in-fact to transfer this Purchase Money Note on the books of the Paying Agent with full power of substitution in the premises.

Date: ________________	Your Signature: ______________________________

(Sign exactly as your name appears in this Purchase Money Note)

S-A